Exhibit 99.1


    The St. Joe Company Reports Full Year 2004 Net Income of $1.17
        Per Share, an Increase of 19.4 Percent; Fourth Quarter
           Net Income Was $28.1 Million, or $0.37 Per Share


    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Feb. 2, 2005--The St. Joe Company (NYSE:JOE):


           Milestones Reached in 2004 to Shape JOE's Future:
   Land-Use Entitlements Received for JOE's Next Generation of Towns
                               & Resorts
              West Bay Sector Receives Land-Use Approvals
                   JOE Completes Pier Park Land Sale
                 RiverCamps Demonstrates Early Success
             duPont Trust's JOE Ownership Now 7.5 Percent


    The St. Joe Company (NYSE:JOE) today announced that its Net Income for the full year 2004 was $90.1 million, or $1.17 per share, compared with $75.9 million, or $0.98 per share, for the full year 2003. Net Income for 2004 included after-tax conservation land sales gains of $1.5 million, or $0.02 per share, compared to $22.7 million, or $0.29 per share, for the full year 2003. The results for 2003 also included an after-tax non-cash asset impairment charge of $8.8 million, or $0.11 per share.
    Fourth quarter 2004 Net Income was $28.1 million, or $0.37 per share, compared with $28.7 million, or $0.37 per share, for the fourth quarter of 2003. Net Income in the fourth quarter of 2004 had no conservation land sales, compared to after-tax conservation land sale gains of $9.0 million, or $0.12 per share, in the fourth quarter of 2003. All per share references in this release are presented on a fully diluted basis.

    JOE Turns in an Excellent 2004

    "By every measure, 2004 was an excellent year for JOE and our shareholders," said Peter S. Rummell, chairman and CEO of JOE. "We delivered significant value to shareholders, and we made progress on several key strategic initiatives that will enhance JOE's ability to deliver value for many years to come."
    "During 2004, we saw the culmination of nearly eight years of effort to transform JOE from an aging industrial conglomerate to a dynamic place-maker," said Rummell. "Our success can only partially be measured in the value we have created thus far. We won't be able to calculate its full measure for years. Our efforts have resulted in a number of significant accomplishments that set the stage for JOE's next wave of value creation. I would like to highlight five of them."
    "First, JOE completed a Development of Regional Impact (DRI) land-use entitlement for WindMark Beach in Gulf County for 1,662 units on 2,080 acres," said Rummell. "In addition, a DRI was approved for RiverTown in St. Johns County for 4,500 units on 4,170 acres. Land-use entitlements were also received for WaterSound West Beach in Walton County with 197 units on 62 acres and for Perico Island in Manatee County with 686 units on 352 acres. These projects constitute a significant portion of JOE's next generation of value creation."
    "Second, the legal challenges to the land-use changes in the West Bay Sector for 20,556 acres of JOE land and for the proposed relocation of the Panama City-Bay County International Airport were resolved," said Rummell. "At year's end, the Federal Aviation Administration (FAA) released its draft Environmental Impact Statement, which took a favorable view of relocation. While other regulatory steps remain before a final decision is reached on the relocation of the airport, we expect the FAA to issue a Record of Decision on the Environmental Impact Statement by the end of 2005."
    "Third, during 2004, JOE closed its most significant commercial transaction to date," said Rummell. "Simon Property Group, one of the nation's largest retail developers, purchased 93 acres from JOE and entered into a development agreement at Pier Park in Panama City Beach. News of the transaction has attracted significant interest from national and regional commercial users and raised Northwest Florida's profile to new heights."
    "Fourth, the early success of RiverCamps illustrates our strategy for pushing value inland," said Rummell. "The Southern Living Idea House at RiverCamps on Crooked Creek defines the RiverCamps experience. But just as important, the research and work that went into creating RiverCamps has spawned new product concepts including Farmsteads, Ranches and Preserves."
    "Fifth, the Alfred I. duPont Trust (the Trust) completed the diversification plan it began in 1997, reducing its share of ownership in JOE from 69.8 percent to approximately 7.5 percent today," said Rummell. "This marked an important moment in JOE history and increased our common stock liquidity."
    "Combined, these milestones have not only transformed JOE, they have also significantly advanced the regional transformation now underway in Northwest Florida," said Rummell. "Few would have believed this possible eight years ago. Today, Northwest Florida is well on its way to becoming the 'next great place.'"

    A Strong Fourth Quarter for JOE

    "JOE ended 2004 with a strong fourth quarter," said Rummell. "Included in the results for the fourth quarter was the proceeds from the sale of approximately 93 acres at Pier Park in Panama City Beach to the Simon Property Group for $26.5 million, or approximately $286,000 per acre."
    "St. Joe Towns & Resorts performed well during the fourth quarter of 2004 - and for the entire year," said Rummell. "We made a strategic decision to carefully manage inventories at our beachfront communities, and consequently, we released no new inventory in the fourth quarter of 2004. Our primary residential communities continued to perform well."
    "St. Joe Land turned in another solid quarter with a good mix of land sales," said Rummell. "In addition, at RiverCamps on Crooked Creek, JOE closed 41 units with prices ranging from $129,000 to $595,000, plus one bay-front home site priced at $750,000. JOE is well positioned in 2005 to begin extending its RiverCamps product to new sites and to bring to market a range of new rural land products."
    "Overall, we saw solid contributions from all our business segments during the fourth quarter of 2004 and each enters 2005 in a position of strength," said Rummell.


                                OUTLOOK


    Full-Year Expectations for 2005

    "JOE expects to have another strong year in 2005 with earnings per share, excluding gains from conservation land sales, to be in the range of $1.35 to $1.50 per share," said Kevin M. Twomey, JOE's president. "We believe JOE's major segments will produce good results in 2005 as we bring a broad array of real estate products to market. We are well positioned in Florida, a state with one of the nation's strongest economies, where we have significant demographic and geographic advantages."
    "The first quarter is traditionally our slowest quarter of the year," said Twomey. "We expect the first quarter of 2005 to be in line with our performance in the first quarter of 2004."

    Towns & Resorts

    "We expect JOE's Towns & Resorts segment to drive the increase in earnings for 2005," said Twomey. "WaterColor and WaterSound Beach combined are expected to deliver fewer units than in 2004 but produce nearly as much earnings. Several existing projects, notably Artisan Park, Victoria Park, Palmetto Trace, Rivercrest and Paseos, should see earnings increases. Three new projects, WindMark Beach phase two, SummerCamp and WaterSound West Beach, are expected to generate income in 2005, subject to the receipt of necessary environmental permits."
    "Notably, our expectations for 2005 do not include sales at three major entitled projects we expect to bring to market in 2006:
WaterSound phase one, RiverTown and Perico Island," said Twomey.

    Commercial Real Estate

    "During 2005, our commercial real estate segment is expected to continue adding value through development and land sales in Northwest Florida and from rental income from our investment property portfolio," said Twomey. "Results from this segment are expected to be similar to 2004's level, despite the fact that we do not expect to replicate the gains from building sales in 2005."

    St. Joe Land Company

    "We expect St. Joe Land Company to deliver modestly higher income in 2005, with a substantially different mix of earnings sources," said Twomey. "We have decided not to sell two large tracts of land, which we had initially planned to sell in 2005 and 2006, because we see significantly greater profit opportunity from this land through future development. At the same time, we expect our RiverCamps products to deliver more sales with increased unit pricing."

    DIVIDENDS AND STOCK REPURCHASE PROGRAM

    A quarterly cash dividend of $0.14 per share of common stock was paid on December 31, 2004 to shareholders of record at the close of business on December 15, 2004. For the year, JOE paid $0.52 per share in dividends on its common stock.
    During the fourth quarter of 2004, the company expended an aggregate of $30.0 million for dividends and the acquisition of its shares. JOE acquired 353,965 of its shares at a cost of $19.4 million, an average price of $54.76 per share, during the fourth quarter. Of these amounts, 339,700 shares were acquired through open market purchases for $18.7 million (an average of $54.95 per share) and 14,265 shares of stock, having a value of $0.7 million, were surrendered by company executives as payment for the strike price and taxes due on exercised stock options. For the full year, the company expended a total of $144.5 million for dividends and the acquisition of its shares.
    Table 1 summarizes the company's stock repurchase activity from 1998 through December 31, 2004.


                                Table 1
                       Stock Repurchase Activity
                       Through December 31, 2004

                           Shares
         ------------------------------------------
          Purchased  Purchased                      Total Cost
            From       From      Surren-               (in       Avg
 Period    Public    Trust (1)    dered     Total    millions)  Price
-------- ------------------------------------------ ---------- -------

 1998     2,574,200         --    11,890  2,586,090     $55.5  $21.41
 1999     2,843,200         --    11,890  2,855,090      69.5   24.31
 2000     3,101,566    415,500        --  3,517,066      80.2   22.78
 2001     3,485,400  3,585,900    58,550  7,129,850     176.0   24.67
 2002     2,583,700  2,586,206   256,729  5,426,635     157.6   29.03
 2003     1,469,800  1,085,374   812,802  3,367,976     102.9   30.55
 2004     1,298,200    263,365   884,633  2,446,198     105.0   42.90
         ------------------------------------------ ---------- -------
Total/
Weighted
Average  17,356,066  7,936,345 2,036,494 27,328,905    $746.8  $27.30
         ========================================== ========== =======

(1) We previously repurchased shares from the Trust from time to time on a proportionate basis to shares repurchased on the open market. This program with the Trust was discontinued as of August 9, 2004.


    On December 31, 2004, 75,893,250 JOE shares were outstanding. The number of weighted-average diluted shares in the fourth quarter of 2004 was 76,635,116. On December 31, 2004, approximately $123.5 million remained of the company's current stock repurchase authorization.
    "We continue to view the dividend and repurchase program as an important contributor to shareholder value. Our benchmark for this program in 2005 is $125 million to $175 million," said Twomey.


                             ENTITLEMENTS


    "JOE's pipeline of land-use entitlements continues to build," said Rummell. "The management of the entitlements process has become a clear strategic focus and a core competency for us. We continue to improve our understanding of our land and to find higher and better uses for it."
    At December 31, 2004, JOE owned approximately 820,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 352,000 acres within 10 miles of the coast of the Gulf of Mexico.

    Land-Use Entitlements

    JOE has a broad range of land-use entitlements in hand or in various stages of the approval process for primary residential, resort and RiverCamps in Northwest Florida and other high-growth regions of the state.
    Table 2 summarizes JOE's Florida residential, resort and RiverCamps projects with land-use entitlements at December 31, 2004.

                                Table 2
                 Summary of Land-Use Entitlements (1)
      JOE Residential, Resort and RiverCamps Projects in Florida
                           December 31, 2004
                                                              Units
                                          Total   Maximum   Sold/Under
                                         Project  Project  Contract As
  Project                    County       Acres   Units(1) of 12/31/04

Artisan Park (2)             Osceola        160      616        309
CampCreek Golf Cottages      Walton          10       50          0
Cutter Ridge                 Franklin        10       24          0
East Lake Powell             Bay            181      360          0
Hawks Landing                Bay             88      167          0
Palmetto Trace               Bay            138      480        298
Paseos (2)                   Palm Beach     175      325        322
Perico Island (3)            Manatee        352      686          0
Pier Park (Residential)      Bay             10      125          0
RiverCamps on Crooked Creek  Bay          1,500      450         41
RiverCamps on Sandy Creek    Bay          6,000      600          0
Rivercrest (2)               Hillsborough   413    1,300      1,085
RiverSide at Chipola         Calhoun        271       10          0
RiverTown                    St. Johns    4,170    4,500         23
SouthWood                    Leon         3,770    4,770        858
St. Johns Golf &
 County Club                 St. Johns      820      799        664
SummerCamp                   Franklin       782      499          0
The Hammocks                 Bay            143      457        383
Timber Island (4)            Franklin        49      400          0
Victoria Park                Volusia      1,859    4,000        683
Walton Corners               Leon            60       33          0
WaterColor                   Walton         499    1,140        813
WaterSound Beach             Walton         256      499        362
WaterSound Phase I           Walton         506      487          0
WaterSound West Beach        Walton          62      197          0
WaterMill                    Gulf            94      120          0
WaveCrest                    Bay              7       95          0
West Bay DSAP Phase I        Bay          4,234      685          0
WindMark Beach               Gulf         2,080    1,662        104
                                        -------- -------- -----------
Total (5)                                28,699   25,536      5,945
                                        ======== ======== ===========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Maximum project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(2) Paseos and Rivercrest are each 50 percent owned by JOE. Artisan Park is 74 percent owned by JOE.

(3) JOE has an option to purchase the land for this project.

(4) Timber Island entitlements are approved for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.

(5) James Island and Hampton Park are not included in this table since only 4 units remain to be sold, including 3 models.


    Table 3 summarizes JOE's Florida residential, resort and RiverCamps projects in the entitlement process as of December 31, 2004.


                                Table 3
            JOE Residential, Resort and RiverCamps Projects
          In the Land-Use Entitlement Process in Florida (1)
                           December 31, 2004
                                                             Estimated
                                                   Total      Maximum
                                                  Project     Project
    Project                            County      Acres     Units (2)
    -------                           --------   ---------  ----------
Cutter Ridge future phases            Franklin        10          30
Port St. Joe Millsite (3)             Gulf           126         600
WaterSound next phase                 Walton         900+        573
St. James Island (4)                  Franklin     8,020       3,566
West Bay DSAP Phases II & III (5)     Bay          6,789       5,157
                                                 ---------  ----------
Total                                             15,845+      9,926
                                                 =========  ==========

(1) All developments listed are in the preliminary planning process and have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received. No RiverCamps projects were in the land-use entitlement process as of December 31, 2004.

(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.

(3) JOE owns 50 percent of a joint venture that owns the Port St. Joe mill site.

(4) As shown on the proposed Franklin County St. James Island Future Land-Use Map Amendments.

(5) See description of the West Bay DSAP below.


    JOE's Residential Pipeline

    JOE's pipeline of residential projects extends well into the future with approximately 30,000 units entitled or in various stages of the land-use entitlement process in a variety of markets across Florida.
    "JOE owns enough high-quality developable land to create value for decades," said Rummell. "JOE's challenge is to create and develop the next generation of projects that will continue to drive the region's value-creation cycle. We invest significant resources to study our land holdings and understand their development potential. Planning activities continue on JOE's land holdings and are focused on positioning our land to create shareholder value for a long time to come."

    West Bay Sector

    As part of the entitlements process, the West Bay Sector Plan is a vision for future development and conservation of approximately 75,000 acres of JOE-owned land in Northwestern Bay County. The West Bay Sector includes the West Bay Detailed Specific Area Plan (West Bay
DSAP), a 16,556-acre land-use planning area, and a 4,000-acre Airport DSAP for the proposed relocation of the Panama City - Bay County International Airport. These two land plans begin the implementation of the West Bay Sector.
    The Federal Aviation Administration released a draft Environmental Impact Study (DEIS) in November 2004. The DEIS reviewed the alternatives to expand capacity at the airport in Panama City and analyzed safety, environmental, social and other impacts.
    The DEIS analysis reduced the number of alternatives selected for further analysis to five: a No-Action Alternative, two alternatives to improve the existing airport and two alternatives that require relocation to a new site proposed by the airport authority in the West Bay Sector on land owned by JOE.
    The FAA is required by law to carry forward the No-Action Alternative throughout the process for comparative purposes. However, according to the DEIS, "the No-Action Alternative fails to meet Level 1 screening criteria because it does not meet FAA safety and design criteria and fails to meet future aviation demand. Although the No-Action Alternative has been determined not to be reasonable, feasible, practicable, or a prudent alternative, it will be carried forward in the final Environmental Impact Statement (EIS) for comparative purposes."
    The FAA alternatives at the current site would extend the primary runway system, impacting a mixed-use neighborhood, to allow for either a 6,800-foot or an 8,400-foot primary runway and standard runway safety areas.
    The FAA alternatives in the West Bay Sector would relocate the airport to the new site in West Bay with either a 6,800-foot or an 8,400-foot primary runway and standard runway safety areas.
    On January 11, 2005, the FAA held a public hearing in Panama City seeking public comment on the DEIS. Written comments were accepted through January 28, 2005. This additional input, along with new information and analysis, may change materially the conclusions reached in the DEIS. The FAA has announced that it expects to release its final EIS later this year and to issue its Record of Decision in late 2005.
    In addition to the EIS process, other regulatory steps remain before a final decision is reached on the relocation of the airport. The relocation is also dependent on adequate funding.
    Phases two and three of the West Bay DSAP entitlements are conditioned on the relocation of the airport. At full build-out, the West Bay DSAP provides for approximately 4.4 million square feet of industrial, commercial and retail space, 5,842 residential units, 490 hotel rooms and two marinas. Predevelopment planning has started on phase one of the West Bay DSAP and local and state agencies, along with JOE, have started economic development activities for the West Bay Sector.


                            SEGMENT RESULTS


    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's community development segment, was $24.7 million for the fourth quarter of 2004, compared with $13.2 million in the fourth quarter of 2003.
    Pretax income from continuing operations in 2004 was $99.9 million, compared to $80.6 million for the year 2003.
    In the fourth quarter of 2004, St. Joe Towns & Resorts sold 598 units and generated revenues from housing and home sites of $161.5 million, compared to 527 units and $129.4 million in revenue in the fourth quarter of 2003. JOE accepted contracts for 445 units in the fourth quarter of 2004, compared to 499 units in the fourth quarter a year ago.
    "During the recent holiday season, visitor traffic through our sales centers was strong in Northwest Florida, and the year ended with a strong resale market with excellent pricing in Walton, Bay and Gulf Counties," said Rummell. "Over the past year, we believe pricing in Northwest Florida has climbed toward the level of similar product types in other beach-oriented markets in the Southeast."
    Tables 4 and 5 summarize sales activity for St. Joe Towns & Resorts for the fourth quarter and full year of 2004 compared to the same periods in 2003.


                                Table 4
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                          Ended December 31,
                            ($ in millions)

                        2004                          2003
           ----------------------------- -----------------------------
             Number of           Gross     Number of           Gross
           Units Closed  Revenue Profit  Units Closed  Revenue Profit
           ------------- ------- ------- ------------- ------- -------

Home Sites           84   $15.8    $9.8           114   $24.3   $15.4
Homes (1)           514   145.7    30.3           413   105.1    15.9
           ------------- ------- ------- ------------- ------- -------
Total               598  $161.5   $40.1           527  $129.4   $31.3
           ============= ======= ======= ============= ======= =======


                    For the Year Ended December 31,

                        2004                          2003
           ----------------------------- -----------------------------
             Number of           Gross     Number of           Gross
           Units Closed  Revenue Profit  Units Closed  Revenue Profit
           ------------- ------- ------- ------------- ------- -------

Home Sites          414  $109.8   $74.3           519  $115.7   $72.2
Homes (1)         1,660   462.0    79.1         1,241   348.4    60.6
           ------------- ------- ------- ------------- ------- -------
Total             2,074  $571.8  $153.4         1,760  $464.1  $132.8
           ============= ======= ======= ============= ======= =======

(1) Homes include single family, multi-family and Private Resident Club (PRC) units. Multi-family and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included.


                                Table 5
                      Units Placed Under Contract
                         For the Three Months
                          Ended December 31,

                               2004         2003     Percentage Change
                           ------------ ------------ -----------------
Home Sites                         82          125            (34.4)%
Homes (1)                         363          374             (2.9)
                           ------------ ------------ -----------------
Total                             445          499            (10.8)%
                           ============ ============ =================


                    For the Year Ended December 31,

                               2004         2003     Percentage Change
                           ------------ ------------ -----------------
Home Sites                        338          590            (42.7)%
Homes (1)                       1,883        1,437             31.0
                           ------------ ------------ -----------------
Total                           2,221        2,027              9.6%
                           ============ ============ =================

(1) Homes include single family homes, multi-family and PRC units. Paseos and Rivercrest, two joint ventures, are not included.


    Table 6 summarizes backlog at December 31, 2004 and 2003.


                                Table 6
                            Backlog (1) at
                             December 31,
                            ($ in millions)

                                       Units              Revenue
                                       -----              -------
                                  2004      2003      2004      2003
                                --------  --------  --------  --------
Home Sites                           18        94      $1.6     $20.6
Homes                               953       730     337.6     223.7
                                --------  --------  --------  --------
Total                               971       824    $339.2    $244.3
                                ========  ========  ========  ========

(1) Backlog represents units under contract but not yet closed.
    Paseos and Rivercrest, two joint ventures, are not included.


    Northwest Florida

    WaterColor

    There were no releases at JOE's award-winning WaterColor resort in the fourth quarter of 2004. At December 31, 2004, there were 8 homes and 19 home sites in WaterColor's first three phases that have not been released for sale. Development continued in the fourth quarter on WaterColor's 185-unit phase four, on a 60-acre parcel. Sales are expected to begin in WaterColor's phase four in the first quarter of 2005.

    WaterColor Private Residence Club

    The WaterColor Private Residence Club (PRC) is a fractional ownership property adjacent to the WaterColor Inn.
    In the fourth quarter, JOE closed 87 of 88 ownership interests of the PRC. A contract for the remaining interest is expected to close in the first quarter of 2005. The interests in 11 two-bedroom, two-bath, fully furnished, luxury vacation multi-family units, were initially offered at $190,000 in the fourth quarter of 2003 and increased to $285,000 by the first quarter of 2005.
    "Our success with the WaterColor PRC increases our enthusiasm for bringing the concept to WaterSound Beach and other future projects," said Rummell.

    WaterSound Beach

    Construction of the initial 49 multi-family units at Compass Point continued in the fourth quarter and closings are expected to begin in the third quarter of 2005. Contracts had previously been accepted for all 49 units at an average price of $1.5 million. In the fourth quarter, the single remaining multi-family unit at The Crossing was closed at a price of $2.5 million, along with the Southern Accents Showhouse at a price of $5.1 million.
    The remaining 43 units in Compass Point are scheduled to be released for sale in 2006. Construction of 22 of the 43 units is scheduled to begin in late 2005, while construction of the last 21 units is expected to start in early 2006.
    WaterSound Beach is set on over a mile of white sand beach in Walton County five miles east of WaterColor.

    WaterSound West Beach

    In the fourth quarter, infrastructure construction started at WaterSound West Beach. This high-end community with 197 units is just over one half mile west of WaterSound Beach on the beach side of County Road 30A. Beach access is through the adjacent Deer Lake State Park.
    West Beach is being designed as a gated, high-end community with pricing expected to be comparable to WaterSound Beach. Sales are expected to begin in mid-2005.

    WaterSound

    During the fourth quarter, initial infrastructure construction continued at WaterSound, a resort community approximately three miles from WaterSound Beach. WaterSound is set between U.S. 98 and the Intracoastal Waterway in Walton County. WaterSound is being planned for the second home and pre-retirement markets with six and nine-hole golf courses along with pools and other amenities. Construction of these amenities is expected to be substantially complete before sales begin; sales are currently expected to start in early 2006.

    Palmetto Trace

    In the fourth quarter of 2004, contracts were accepted at Palmetto Trace for 23 homes at an average price of $243,400, compared to $152,200 for 18 homes in the fourth quarter a year ago. "The demand and pricing for new primary homes in Panama City Beach continues to increase," said Rummell. In the fourth quarter of 2004, JOE received reservations from 155 potential buyers for two releases totaling 27 homes. New product is being planned to meet the demand in this market.
    Palmetto Trace is a primary home community in Panama City Beach planned for 480 units on 138 acres.

    The Hammocks, Hawks Landing

    The Hammocks and Hawks Landing are designed to provide a range of housing options in Bay County to meet the housing needs of the county. In the fourth quarter, contracts were accepted for 11 homes and 4 home sites at The Hammocks at average prices of $138,700 and $39,000, respectively. At Hawks Landing, home site sales are expected to start later in 2005 in the $50,000 range.

    WindMark Beach

    Pending the receipt of environmental permits, JOE expects to begin work simultaneously on the relocation of U.S. 98, the WindMark Beach town center and the initial portion of the 3.5-mile public beachfront trail system.
    WindMark Beach is a proposed mixed-use development on approximately 2,080 acres in Gulf County, Florida. Only five retail lots and one home of the 110 units in the first 80-acre phase remain to be sold; none of these units are currently for sale. Sales in the new phases of WindMark Beach are scheduled to begin in late 2005.

    The Port St. Joe Mill Site

    During the fourth quarter, JOE continued to plan the redevelopment of the site of the former Port St. Joe paper mill and continued to participate in a public visioning process. The site is owned by a joint venture of JOE and Smurfit-Stone Container Corporation.

    SouthWood

    At SouthWood, contracts were accepted for 73 units in the fourth quarter of 2004, compared to 43 units in the fourth quarter of 2003. Planning for SouthWood's phase two continues. A more detailed land plan is under preparation, designed to optimize the remaining land within the community. SouthWood is a primary hometown in Tallahassee.

    SummerCamp

    At SummerCamp in Franklin County, sales of 52 home sites are scheduled to close by the end of the second quarter of 2005, pending the receipt of environmental permits, one of which is the subject of a legal challenge. SummerCamp, a 499-unit development on 782 acres, is located approximately 45 miles south of Tallahassee on the Gulf of Mexico.

    Timber Island

    Land-use entitlements were finalized in the first quarter of 2005 for Timber Island in Franklin County. The 49-acre parcel near
Carrabelle is entitled for 400 units for resort and transient uses, including private residence clubs with fractional ownership. Timber Island land-use approvals also allow 480 wet/dry marina slips.

    Northeast Florida

    RiverTown

    Predevelopment planning continues at RiverTown, a proposed new Southern town in St. Johns County. Planned for 4,500 units on 4,170 acres, RiverTown is set along more than 3.5 miles of frontage on the beautiful St. Johns River. Land use entitlements for RiverTown were finalized in the first quarter of 2004 and environmental permits are pending. Infrastructure development is expected to begin in 2005 and sales in 2006.

    St. Johns Golf & Country Club

    St. Johns Golf & County Club is a primary residential community located in St. Johns County.
    "Demand for homes in St. Johns Golf & Country Club remained strong in the fourth quarter," said Rummell. "JOE accepted contracts in the fourth quarter of 2004 for 28 homes at an average price of $424,700, compared to 31 homes at an average price of $351,500 in the fourth quarter of 2003."
    Construction continued in the fourth quarter on infrastructure for the community's final phase. Sales in this community are expected to continue through 2006.

    Central Florida

    Victoria Park

    JOE accepted 324 contracts in Victoria Park in 2004, up 60 percent over the 202 contracts for the previous year. In the fourth quarter of 2004, a total of 105 contracts were accepted, compared to 34 in the fourth quarter of 2003.
    On January 31, 2005, JOE and Southern Living Magazine announced that Victoria Park had been selected for the location of a 2005 Southern Living Idea House scheduled to be featured in the magazine's August 2005 issue.
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,000 residences built among parks, lakes and conservation areas.

    Southwest Florida

    Perico Island

    Located in Manatee County on Tampa Bay, Perico Island is being planned as an upscale 686-unit condominium community on 352 acres in the City of Bradenton.
    "Perico Island is being designed as an environmentally sensitive community that we expect to set a new standard for quality in this Southeast Florida market," said Rummell. "Our development plan for Perico Island is a one-of-a-kind design solution specifically for this unique property. Approximately 80 percent of the property is to remain as open space with two lakes and an exterior perimeter of native vegetation. The project's small footprint stands in stark contrast to other developments in the area."
    During the fourth quarter, JOE settled a lawsuit brought by Manatee County and others against the City of Bradenton over the city's approval of the proposed Perico Island project. As a result, land-use entitlements for Perico Island became final. Additional environmental permitting is required before construction can begin on the project. Sales activity at Perico Island is expected to begin in late 2006.

    North and South Carolina

    For the fourth quarter 2004, Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., closed 173 homes and accepted contracts for 129 homes, compared to 173 closings and 165 contracts in the fourth quarter of 2003. For the full year 2004, 748 homes were closed and 698 contracts were accepted, compared to 555 closings and 607 contracts in 2003.

    Joint Venture Communities

    Celebration, Artisan Park

    JOE accepted contracts for 28 condominiums in Artisan Park in the fourth quarter at an average price of $399,700. There were no condominium sales in the same period last year. In 2004, contracts were accepted on 17 single-family home sites at an average price of $211,500, compared to 10 home sites at an average price of $127,900 for 2003.
    "Artisan Park is performing very well with the pace of sales and pricing running well ahead of our expectations," said Rummell. Artisan Park is one of the last residential neighborhoods to be developed at Disney's town of Celebration near Orlando. JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Rivercrest and Paseos

    Rivercrest is a 1,300-unit primary residential community located just outside of Tampa, Florida. "We continue to see robust sales at Rivercrest," said Rummell. JOE accepted contracts for 183 homes at Rivercrest at an average price of $183,000 in the fourth quarter this year, compared to 47 homes at an average price of $147,800 in the fourth quarter last year. In 2004, contracts were accepted on 729 homes at an average price of $171,200 at Rivercrest, compared to 231 homes at an average price of $146,600 for 2003.
    Paseos is a 325-unit primary residential community in Jupiter, Florida. At the close of the fourth quarter of 2004, only three units remained for sale at Paseos. JOE accepted contracts for seven homes at an average price of $664,300 in the fourth quarter of 2004, compared to 34 homes at an average price of $403,700 in 2003's fourth quarter. In 2004, contracts were accepted on 182 homes at an average price of $482,900, compared to 108 homes at an average price of $391,500 for 2003.
    JOE owns 50 percent of the joint ventures developing Rivercrest and Paseos and manages each of the projects.
    Tables 7 and 8 summarize the sales activity at various residential communities for the fourth quarters of 2004 and 2003 and the years 2004 and 2003.


                                Table 7
                        St. Joe Towns & Resorts
                     Sales of Homes and Home Sites
                For the Three Months Ended December 31,
                           ($ in thousands)

                                               2004
                              ----------------------------------------
                                Units      Avg.    Contracts     Avg.
                                Closed    Price   Accepted (1)  Price
                              ---------- -------- ----------- --------
WaterColor
  Home Sites                        13    $724.9        13    $724.9
  Single/Multi-Family Homes          3     979.4         0       N/A
  PRC Shares                        87     208.6         4     255.0
WaterSound Beach
  Home Sites                         0       N/A         0       N/A
  Single Family Homes                1   5,100.0         0       N/A
  Multi-Family Homes                 1   2,500.0         1   2,500.0
Palmetto Trace
  Single Family Homes               33     147.0        23     243.4
The Hammocks
  Home Sites                         4      39.0         4      39.0
  Single Family Homes               29     153.2        11     138.7
WindMark Beach
  Home Sites                         0       N/A         0       N/A
SouthWood
  Home Sites                        25      95.8        11     100.0
  Single Family  Homes              52     252.7        62     255.7
St. Johns G & CC
  Home Sites                        12      61.2        20      61.0
  Single Family Homes               28     362.9        28     424.7
Hampton Park/James Island
  Single Family Homes               14     398.6         1     347.0
Victoria Park
  Home Sites                        26      76.8        30      85.2
  Single Family Homes               54     226.4        75     270.2
Artisan Park (2)
  Home Sites                         4     313.8         4     313.8
  Single Family Homes               39     388.4         1     609.5
  Multi-Family Homes                 0       N/A        28     399.7
Paseos (2)
  Single Family Homes               50     409.4         7     664.3
Rivercrest (2)
  Single Family Homes              110     160.5       183     183.0
Saussy Burbank
  Home Sites                         0       N/A         0       N/A
  Single Family Homes              173     235.7       129     237.2


                                               2003
                              ----------------------------------------
                                Units      Avg.    Contracts     Avg.
                                Closed    Price   Accepted (1)  Price
                              ---------- -------- ----------- --------
WaterColor
  Home Sites                        48    $283.5        64    $243.2
  Single/Multi-Family Homes          8     782.7         3     750.0
  PRC Shares                         0       N/A        23     189.6
WaterSound Beach
  Home Sites                        18     351.1         5     356.2
  Single Family Homes                0       N/A         0       N/A
  Multi-Family Homes                30   1,177.3         0       N/A
Palmetto Trace
  Single Family Homes               28     168.6        18     152.2
The Hammocks
  Home Sites                         0       N/A         0       N/A
  Single Family Homes               18     146.6        18     144.2
WindMark Beach
  Home Sites                         0       N/A         0       N/A
SouthWood
  Home Sites                        13      82.9        12      86.3
  Single Family  Homes              34     240.9        31     230.2
St. Johns G & CC
  Home Sites                        11      66.3        19     115.9
  Single Family Homes               41     328.6        31     351.5
Hampton Park/James Island
  Single Family Homes               33     332.6        24     390.1
Victoria Park
  Home Sites                         6      72.5         7      82.9
  Single Family Homes               48     192.8        27     207.1
Artisan Park (2)
  Home Sites                         5     133.6         5     133.6
  Single Family Homes                0       N/A        34     386.1
  Multi-Family Homes                 0       N/A         0       N/A
Paseos (2)
  Single Family Homes               15     365.7        34     403.7
Rivercrest (2)
  Single Family Homes               57     147.0        47     147.8
Saussy Burbank
  Home Sites                        13      23.5        13      23.5
  Single Family Homes              173     210.7       165     205.8

(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as closed units.

(2) JOE owns 74 percent of Artisan Park and 50 percent each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns &
    Resorts.


                                Table 8
                        St. Joe Towns & Resorts
                     Sales of Homes and Home Sites
                    For the Year Ended December 31,
                           ($ in thousands)

                                               2004
                              ----------------------------------------
                                Units      Avg.    Contracts     Avg.
                                Closed    Price   Accepted (1)  Price
                              ---------- -------- ----------- --------
WaterColor
  Home Sites                       148    $488.4        96    $616.3
  Single/Multi-Family Homes         11     896.8        12     942.6
  PRC Shares                        87     208.6        64     215.5
WaterSound Beach
  Home Sites                        29     523.2        17     626.4
  Single Family Homes                1   5,100.0         2   3,197.0
  Multi-Family Homes                51   1,172.8        50   1,466.2
Palmetto Trace
  Single Family Homes               92     149.5       106     167.5
The Hammocks
  Home Sites                        70      37.8        70      37.8
  Single Family Homes               77     149.9        81     161.4
WindMark Beach
  Home Sites                         4   1,006.3         4   1,006.3
SouthWood
  Home Sites                        58      97.7        60      97.6
  Single Family  Homes             174     235.6       210     250.0
St. Johns G & CC
 Home Sites                         35      83.6        20      61.0
 Single Family Homes               104     350.3       125     386.5
Hampton Park/ James Island
  Single Family Homes               72     360.6        30     377.4
Victoria Park
  Home Sites                        53      76.9        54      79.3
  Single Family Homes              179     221.9       270     245.4
Artisan Park (2)
  Home Sites                        17     211.5        17     211.5
  Single Family Homes               64     404.8        86     452.1
  Multi-Family Homes                 0       N/A       149     325.3
Paseos (2)
  Single Family Homes              124     396.2       182     482.9
Rivercrest (2)
  Single Family Homes              298     152.2       729     171.2
Saussy Burbank
  Home Sites                         0       N/A         0       N/A
  Single Family Homes              748     221.3       698     229.4


                                               2003
                              ----------------------------------------
                                Units      Avg.    Contracts     Avg.
                                Closed    Price   Accepted (1)  Price
                              ---------- -------- ----------- --------
WaterColor
  Home Sites                       206    $285.8       249    $277.4
  Single/Multi-Family Homes         30     673.8        19     786.7
  PRC Shares                         0       N/A        23     189.6
WaterSound Beach
  Home Sites                        93       399       105     396.5
  Single Family Homes                0       N/A         0       N/A
  Multi-Family Homes                30   1,177.3        34   1,142.4
Palmetto Trace
  Single Family Homes               88     154.3       101     156.8
The Hammocks
  Home Sites                        30      30.4        24      30.3
  Single Family Homes               48     142.6        72     149.3
WindMark Beach
  Home Sites                        13     567.3        10     518.0
SouthWood
  Home Sites                        63      84.6        64      89.1
  Single Family  Homes             133     203.2       151     228.6
St. Johns G & CC
  Home Sites                        40      55.7        63      70.2
  Single Family Homes              124     319.1       122     339.5
Hampton Park/ James Island
  Single Family Homes              109     328.5        92     341.5
Victoria Park
  Home Sites                        32      72.0        33      75.2
  Single Family Homes              124     196.2       169     204.6
Artisan Park (2)
  Home Sites                        10     127.9        10     127.9
  Single Family Homes                0       N/A        47     400.8
  Multi-Family Homes                 0       N/A         0       N/A
Paseos (2)
  Single Family Homes               15     365.7       108     391.5
Rivercrest (2)
  Single Family Homes              167     146.3       231     146.6
Saussy Burbank
  Home Sites                        32      24.0        32      24.0
  Single Family Homes              555     208.2       607     207.2

(1) Contracts accepted during the year. Contracts accepted and closed in the same year are also included as closed units.

(2) JOE owns 74 percent of Artisan Park and 50 percent each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns &
    Resorts.


    Table 9 summarizes the units sold from project inception through December 31, 2004 at various St. Joe Towns & Resorts residential projects in Florida.


                                Table 9
                        St. Joe Towns & Resorts
           Units Sold in Florida Since Project Inception (1)
                       Through December 31, 2004

                                                             Contracts
                                          Maximum   Closed    Accepted
                                          Units(2)   Units      (3)
                                         --------- --------- ---------

WaterColor                                  1,140       802        11
WaterSound Beach                              499       312        50
Palmetto Trace/The Hammocks                   937       558       123
WindMark Beach                              1,662       104         0
SouthWood                                   4,770       704       154
SummerCamp                                    499         0         0
St. Johns Golf & Country Club                 799       570        94
Hampton Park/James Island                     523       510         9
Victoria Park                               4,000       504       179
Artisan Park (4)                              616        91       218
Paseos (4)                                    325       139       183
Rivercrest (4)                              1,300       541       544
                                         --------- --------- ---------
Total                                      17,070     4,835     1,565
                                         ========= ========= =========

(1) Units include home sites, single family and multi-family units and PRC shares, with each PRC share interest treated as one-eighth of a unit.

(2) Maximum units represent the number of units with land-use entitlements. A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. The actual number of units to be constructed at full build-out may be lower than the number entitled.

(3) Contracts accepted, but not closed, at December 31, 2004.

(4) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE; their sales are not consolidated with the financial results of St. Joe Towns & Resorts.


    COMMERCIAL REAL ESTATE

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the commercial segment was $18.0 million for the fourth quarter of 2004, compared with $5.4 million in the same quarter of 2003.
    For the year 2004, pretax income from continuing operations was $23.0 million compared to a loss of $(4.7) million in 2003. Results for 2003 included the Advantis non-cash asset-impairment charge of $14.1 million pretax. Pretax income from discontinued operations, resulting from the sale of two operating buildings in 2004's third quarter, was $8.4 million for 2004, compared to $1.2 million in 2003.

    St. Joe Commercial

    For the fourth quarter of 2004, St. Joe Commercial had pretax income from continuing operations of $17.2 million, compared to $5.5 million in the fourth quarter a year ago. For the year, pretax income from continuing operations was $23.0 million, compared to $13.1 million in 2003.
    "Our commercial development division turned in a very strong fourth quarter," said Twomey. Gross proceeds from Northwest Florida commercial land sales totaled $33.7 million, which included $26.5 million of proceeds from the sale of land at Pier Park, compared to $10.5 million in the same period in 2003. For the year 2004, gross proceeds from Northwest Florida commercial land sales totaled $43.6 million, compared to $24.5 million in 2003.
    During the fourth quarter of 2004, JOE sold 15 Northwest Florida commercial land parcels, totaling 145 acres, at an average price of approximately $233,000 per acre, including the sale of 93 acres in Pier Park to the Simon Property Group for $26.5 million, or $286,000 per acre. Pricing reflects variations in location, parcel quality and the percentage of each parcel that may be developable.
    "We are particularly pleased that sales activity for commercial properties in Northwest Florida has increased over the last year," said Twomey. "The Simon Property Group's interest in Pier Park has caused other national commercial and retail developers to take notice."
    Table 10 summarizes JOE's commercial land sales in Northwest Florida for the fourth quarters and full years of 2004 and 2003.


                               Table 10
            St. Joe Commercial Northwest Florida Land Sales

                                         Gross Sales       Average
                Number of                    Price        Price/Acre
     Land         Sales     Acres Sold  (in thousands)  (in thousands)
-------------- ------------ ----------- --------------- --------------

                    Quarter Ended December 31, 2004

Unimproved               2          22          $2,570           $117
Improved (1)            13         123          31,166            253
               ------------ ----------- --------------- --------------
Total/Average           15         145         $33,736           $233
               ============ =========== =============== ==============

                    Quarter Ended December 31, 2003

Unimproved               4          107         $7,035            $66
Improved                 8           45          3,436             76
               ------------ ------------ -------------- --------------
Total/Average           12          152        $10,471            $69
               ============ ============ ============== ==============


                                         Gross Sales       Average
                Number of                    Price        Price/Acre
     Land         Sales     Acres Sold  (in thousands)  (in thousands)
-------------- ------------ ----------- --------------- --------------

                     Year Ended December 31, 2004

Unimproved              12         220          $8,347            $38
Improved (1)            29         164          35,244            215
               ------------ ----------- --------------- --------------
Total/Average           41         384         $43,591           $114
               ============ =========== =============== ==============

                     Year Ended December 31, 2003

Unimproved              15         258         $13,020            $50
Improved                30         129          11,460             89
               ------------ ----------- --------------- --------------
Total/Average           45         387         $24,480            $63
               ============ =========== =============== ==============

(1) Includes the sale of 93 acres in Pier Park to the Simon Property Group for $26.5 million, or $286,000 per acre, in the fourth quarter of 2004.


    "We are also seeing increased interest from national and regional multi-family developers," said Twomey. "As a result, the value of land for apartment development is moving closer to comparable prices in other parts of the nation."
    "Multi-family products are becoming an increasingly important housing option for this region," said Twomey. "The expansion of a full range of housing options is vitally important to keep the Northwest Florida economy growing."
    As of December 31, 2004, JOE had four parcels for multi-family development under contract totaling 58 acres at an average price of approximately $108,000 per acre. These contracts are scheduled to close in 2005.

    Northwest Florida

    Pier Park

    In December 2004 JOE sold to Simon Property Group, Inc. a 93-acre parcel within and near Pier Park for a retail, restaurant and entertainment project.
    Under the terms of the agreement, Simon also has the right to purchase an additional 125 acres in and near Pier Park. JOE will retain approximately 13 acres in Pier Park near the beach for future JOE development. In addition, JOE owns approximately 60 adjacent acres near the beach with zoning allowing high-density residential uses.

    Beckrich

    The Home Depot, located on a 13-acre parcel, opened its new store at Beckrich 10 days earlier than planned to meet the hurricane needs of local residents. In the fourth quarter, two additional out parcels totaling 2.8 acres near The Home Depot were sold for an average price of $490,000 per acre.

    WaterColor Crossings

    In the fourth quarter, a one-acre out parcel within WaterColor Crossings was sold for $650,000, marking a new high point for commercial per-acre pricing for JOE. A 28,800-square-foot Publix Super Market was completed earlier in 2004. Construction was also completed on an additional 14,400 square feet of retail space in the fourth quarter.

    SouthWood Commercial

    Construction continued in the fourth quarter on two buildings in SouthWood Town Center totaling approximately 37,000 square feet of commercial space. The Tallahassee YMCA will be an early tenant featuring a full-service health and fitness center. The buildings, which are currently 77 percent leased, were designed to accommodate restaurants and other retail users. Office space ranging from 900 to 2,000 square feet will also be available.

    Commerce Parks

    During the fourth quarter, commercial land sales within JOE's commerce parks totaled $2.7 million, compared to $1.9 million in the fourth quarter of 2003. JOE has 11 commerce parks operating or under development in six Northwest Florida counties.
    "Demand and pricing was strong in the fourth quarter at JOE's commerce parks," said Twomey. "We are seeing a wide variety of users, many of them local businesses, whose expansions are creating additional jobs."
    Our newest commerce park, South Walton Commerce Park, opened in the fourth quarter, with prices ranging from $150,000 to $435,000 per acre. Three parcels with prices ranging from $161,000 to $302,000 per acre closed in the fourth quarter. There is one additional parcel under contract for $154,000 per acre.
    At Port St. Joe Commerce Park, all 58 acres of the park have been sold or are under contract to close in the first quarter of 2005. Construction on the second phase of Port St. Joe Commerce Park has started with sales scheduled to begin later in 2005.
    Table 11 summarizes the status of JOE's commerce parks throughout Northwest Florida as of December 31, 2004.


                               Table 11
                            Commerce Parks
                           December 31, 2004

                                              Acres
                                     Net      Sold/
                                   Saleable   Under    Current Asking
  Commerce Parks           County    Acres   Contract  Price Per Acre
------------------        -------- -------- --------- ----------------
Existing and Under
 Construction
------------------
Beach Commerce              Bay        161      108   $70,000-435,000
Port St. Joe Commerce       Gulf        58       58     50,000-60,000
Airport Commerce            Leon        40       --    75,000-260,000
Nautilus Court              Bay         12        4   300,000-400,000
Hammock Creek Commerce     Gadsden     114       27    40,000-150,000
South Walton Commerce       Walton      39        8   200,000-435,000
Beach Commerce II           Bay        115       --    70,000-100,000
Port St. Joe Commerce II    Gulf        40       --    60,000-100,000

Predevelopment
------------------
Cedar Grove Commerce        Bay        100       --     50,000-60,000
Apalachicola Commerce     Franklin      50       --     40,000-50,000
Mill Creek Commerce         Bay         40       --     50,000-60,000
                                   -------- ---------
Total                                  769      205
                                   ======== =========


    Investment Property Portfolio

    JOE has redeployed some of the proceeds of its land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the Southeast.
    In the fourth quarter of 2004, JOE acquired Parkwood Point and Deerfield Point I and II, three Class-A office buildings totaling 424,000 square feet in Atlanta, Georgia. The three buildings are 91 percent leased. Advantis will manage these properties for JOE.
    As of December 31, 2004, JOE's portfolio of commercial office buildings acquired through the capital redeployment program totaled approximately 2.8 million square feet and represented an aggregate investment of $383 million, compared to 2.3 million square feet and an aggregate investment of $313 million at December 31, 2003.
    Table 12 summarizes JOE's investment property portfolio as of December 31, 2004.


                               Table 12
                     Investment Property Portfolio
                           December 31, 2004

                               Number of   Net Rentable      Leased
  Location                    Properties    Square Feet    Percentage
------------                 ------------ -------------- -------------
Florida
   Tampa                          5            489,000           80%
   Orlando                        2            317,000           69
   Jacksonville                   1            136,000           57
   Northwest Florida              3            156,000           84
Atlanta                           8          1,289,000           89
Washington, D.C.                  1            119,000           97
Charlotte                         1            158,000          100
Richmond                          2            129,000           99
                             ------------ -------------- -------------
Total/Weighted Average           23          2,793,000           85%
                             ============ ============== =============


    Land Positions Held for Investment

    During 2004, JOE sold commercial parcels totaling 35 acres for gross proceeds of $18.8 million. Additionally, there were 27 acres under contract at December 31, 2004. Our current portfolio of commercial land includes 76 acres in Houston, Atlanta, Northern Virginia, Jacksonville and Orlando.
    Table 13 details JOE's land positions held for investment as of December 31, 2004.


                               Table 13
                          St. Joe Commercial
                  Land Positions Held for Investment
                           December 31, 2004


           Acres                  Acres   Acres Under  Sales Proceeds
          Held at   Acres Sold   Held at    Contract    During 2004
Market  12/31/2003 During 2004 12/31/2004  12/31/2004  (in thousands)
------- ---------- ----------- ---------- ------------ ---------------
Florida      49.6        28.1       21.5          --         $16,650
Georgia       9.8          --        9.8         3.0              --
Texas        31.9         6.7       25.2         4.4           2,168
Virginia     19.1          --       19.1        19.1              --
        ---------- ----------- ---------- ------------ ---------------
Total       110.4        34.8       75.6        26.5         $18,818
        ========== =========== ========== ============ ===============


    Development Properties

    Table 14 summarizes the development property portfolio as of December 31, 2004.


                               Table 14
                    Development Property Portfolio
                           December 31, 2004

                          Market    Ownership  Net Rentable   Leased
     Property            Location   Percentage Square Feet  Percentage
---------------------- ------------ ---------- ------------ ----------
Deerfield Commons I      Atlanta          40%      122,000        82%
Nextel Partners II     Panama City
                          Beach          100        30,000       100
                                               ------------ ----------
Total/Weighted Average                             152,000        86%
                                               ============ ==========


    "In the fourth quarter of 2004, JOE sold the TNT Logistics
Building in Jacksonville for a pretax gain of $3.0 million," said
Twomey.

    Advantis

    "Advantis has made remarkable progress turning in a successful 2004," said Twomey. "The performance from Advantis was driven by improved results in their commercial real estate brokerage business."
    Pretax income from continuing operations in the fourth quarter of 2004 was $1.2 million before elimination of inter-company profits of $0.4 million. Advantis had pretax income from continuing operations of $0.7 million for the fourth quarter of 2003, before elimination of inter-company profits of $0.8 million.
    For the year 2004, Advantis had pretax income from continuing operations of $1.7 million before the elimination of inter-company profits of $1.7 million, compared to a pretax loss from continuing operations of $(15.8) million before elimination of $2.0 million of inter-company profits in 2003.

    ST. JOE LAND COMPANY

    St. Joe Land Company had pretax income from continuing operations of $16.5 million in the fourth quarter of 2004, compared with $33.2 million in the fourth quarter of 2003. For the year, JOE's land sales division had pretax income from continuing operations of $57.2 million for the full year 2004, compared with $78.4 million in 2003.
    There were no conservation land sales in the fourth quarter of 2004, compared with $16.1 million in the fourth quarter of 2003. For the year, there were conservation land sales in 2004 of $3.0 million, compared with $40.5 million in 2003.
    In the fourth quarter, JOE sold 3,369 acres of land at an average of $5,105 per acre, compared to 11,405 acres in the same quarter a year ago for an average of $1,973 per acre.
    One large parcel that sold in the fourth quarter of 2004 consisted of approximately 349 acres at a price of $8.7 million, or $25,000 per acre. The parcel has water frontage of varying quality on North Bay in Bay County and was sold without entitlements or infrastructure for utilities and other services.
    Table 15 summarizes the land division's sales activity for the fourth quarter of 2004 and for the full year 2004.


                               Table 15
                        Land Division Sales (1)
                      Quarter Ended December 31,

                               Average      Gross
           Number    Number     Price    Sales Price    Gross Profit
 Period   of Sales  of Acres  Per Acre  (in millions)   (in millions)
--------- --------- --------- --------- -------------- ---------------
    2004        42     3,369    $5,105          $17.2           $16.1
    2003        37    11,405    $1,973          $22.5           $19.6


                        Year Ended December 31,

                               Average      Gross
           Number    Number     Price    Sales Price    Gross Profit
 Period   of Sales  of Acres  Per Acre  (in millions)   (in millions)
--------- --------- --------- --------- -------------- ---------------
    2004       169    18,376    $3,543          $65.1           $59.3
    2003       166    29,904    $1,874          $56.0           $47.6

(1) Does not include RiverCamps or conservation land sales.


    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private woodland preserves. RiverCamps' low-density home sites are sold fee-simple and are surrounded by a large common area preserved for conservation. At JOE's first
RiverCamps location, many home sites are almost one acre. Home sites could be larger at future locations.

    RiverCamps on Crooked Creek

    In the fourth quarter of 2004, RiverCamps offered 42 home sites for sale, of which 41 closed during the quarter. Home site prices ranged from $129,000 to $595,000, plus one bay-front home site priced at $750,000. The remaining fourth quarter contract closed in the first quarter of 2005.
    On January 11, 2005, JOE announced that 37 home sites with prices ranging from $148,500 to $849,500 and averaging $276,000 would be released for sale in February. Additional home site releases are planned for later in the year.
    Permits allowing completion of the entire project have been received, and the pace of infrastructure development is accelerating with 190 home sites currently under construction. The RiverCamps "entry barn" is scheduled to be completed early in the second quarter of 2005 and additional RiverCamps homes are planned to be completed in late 2005. Construction of the boat basin and storage facility, nature trails and viewing platforms is scheduled to start in the second quarter and construction of the RiverHouse, a compound of several community amenities, is set to start in the third quarter.
    RiverCamps on Crooked Creek, located in Western Bay County, is entitled for up to 450 home sites on approximately 1,500 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    RiverCamps on Sandy Creek

    Preliminary planning and evaluation continues on RiverCamps on Sandy Creek. Plans initially call for approximately 600 units. RiverCamps on Sandy Creek features views of Sandy Creek and Little Sandy Creek and access to East Bay in eastern Bay County. Pending the receipt of land-use approvals and environmental permits, sales are planned for RiverCamps on Sandy Creek in 2006 or 2007.
    Work also continues on other potential RiverCamps locations in Northwest Florida.

    Other Land Projects

    Planned as a primary home community with 24 units on 10 acres, construction started at Cutter Ridge in Franklin County in the fourth quarter. In addition, during the fourth quarter marketing began for RiverSide at Chipola, a 10-unit gated community on the Chipola River in Calhoun County. Predevelopment planning continues on JOE's Farmstead, Ranches and Preserves product lines.

    FORESTRY

    Pretax income from continuing operations for the forestry segment totaled $2.1 million for the fourth quarter of 2004, compared with $2.3 million in the comparable 2003 period.
    For the full year 2004, pretax income from continuing operations for the forestry segment totaled $9.1 million, compared with $8.1 million for the full year 2003.


                            FINANCIAL DATA


    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $(2.3) million in the fourth quarter of 2004, compared to an expense of $(1.7) million in the comparable 2003 period.
    For the year 2004, other income (expense) was an expense of $(9.2) million, compared to an expense of $(6.9) million in 2003.
    Table 16 summarizes other income (expense) for the fourth quarters and full years of 2004 and 2003.


                               Table 16
                        Other Income (Expense)
                             (in millions)

                                Quarter Ended          Year Ended
                                   Dec. 31,             Dec. 31,
                              ------------------- --------------------
                                 2004      2003      2004       2003
                              --------- --------- --------- ----------
Dividend and interest income      $0.4      $0.1      $0.9       $0.9
Interest expense                  (3.5)     (2.8)    (12.9)     (10.7)
Other                              0.8       1.0       2.8        2.9
                              --------- --------- --------- ----------
Total                            $(2.3)    $(1.7)    $(9.2)     $(6.9)
                              ========= ========= ========= ==========


                               Table 17
                         Summary Balance Sheet
                             (in millions)

                                           December 31,  December 31,
                                               2004          2003
                                           ------------- -------------
Assets
Investment in real estate                        $942.6        $886.1
Cash and cash equivalents                          94.8          57.4
Prepaid pension asset                              94.1          91.8
Property, plant and equipment                      33.6          36.3
Other assets                                      238.5         204.1
                                           ------------- -------------
Total assets                                   $1,403.6      $1,275.7
                                           ============= =============

Liabilities and Stockholders' Equity
Debt                                             $421.1        $382.2
Accounts payable, accrued liabilities             212.3         165.8
Deferred income taxes                             264.4         232.2
                                           ------------- -------------
Total liabilities                                 897.8         780.2
Minority interest                                  10.4           8.2
Total stockholders' equity                        495.4         487.3
                                           ------------- -------------
Total liabilities and stockholders' equity     $1,403.6      $1,275.7
                                           ============= =============


                               Table 18
                             Debt Schedule
                             (in millions)

                                            December 31,  December 31,
                                               2004           2003
                                           ------------- -------------
  Revolving debt facility                           $--         $40.0
  Medium term notes                               275.0         175.0
  Acquisition and other debt                       14.9           4.0
  Other collateralized/specific asset
   related debt                                   131.2         163.2
                                           ------------- -------------
   Total debt                                    $421.1        $382.2
                                           ============= =============


                               Table 19
                  Consolidated Quarterly Comparisons
               ($ in millions except per share amounts)

                            Quarter Ended            Year Ended
                             December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Revenues:
   Real estate sales       $231.0      $180.6      $734.3      $592.2
   Realty revenues           31.4        19.9        98.1        62.5
   Timber sales               8.1         8.3        35.2        36.6
   Rental revenue            10.7         9.0        40.5        31.0
   Other revenues            10.1         6.1        43.4        28.5
                       ----------- ----------- ----------- -----------
      Total revenues        291.3       223.9       951.5       750.8
                       =========== =========== =========== ===========
Expenses:
   Cost of real estate
    sales                   151.5       105.7       484.7       353.2
   Cost of realty
    revenues                 21.5        12.3        63.9        36.2
   Cost of timber
    sales                     4.9         4.9        21.8        24.2
   Cost of rental
    revenue                   4.4         3.8        15.9        14.1
   Cost of other
    revenues                  9.7         6.5        37.6        27.2
   Other operating
    expenses                 28.5        27.0       102.2        91.6
   Corporate expense,
    net                      14.5         9.8        43.8        34.5
   Depreciation and
    amortization              9.7         9.4        35.1        28.4
   Impairment loss             --         0.3         2.0        14.4
                       ----------- ----------- ----------- -----------
      Total expenses        244.7       179.7       807.0       623.8
                       ----------- ----------- ----------- -----------
      Operating profit       46.6        44.2       144.5       127.0
   Other income
    (expense)                (2.3)       (1.7)       (9.2)       (6.9)
                       ----------- ----------- ----------- -----------
Pretax income from
 continuing
 operations                  44.3        42.5       135.3       120.1
Income tax expense          (17.1)      (14.3)      (53.2)      (42.2)
Minority interest
 (expense) income            (1.7)        0.1        (2.6)       (0.6)
Equity in income
 (loss) of
 unconsolidated
 affiliates                   2.6         0.3         5.6        (2.2)
Discontinued
 operations, net of tax        --         0.1         5.0         0.8
                       ----------- ----------- ----------- -----------
Net income                  $28.1       $28.7       $90.1       $75.9
                       =========== =========== =========== ===========
Net income per diluted
 share                      $0.37       $0.37       $1.17       $0.98
                       =========== =========== =========== ===========

Weighted average
 diluted shares
 outstanding           76,635,116  77,783,671  76,908,300  77,825,790


                               Table 20
                          Quarterly Revenues
                              By Segment
                             (in millions)

                            Quarter Ended            Year Ended
                             December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Towns & Resorts            $173.4      $135.7      $617.6      $494.9
Commercial real estate       89.2        39.4       226.7       120.1
Land sales                   20.7        40.5        72.1        99.2
Forestry                      8.0         8.3        35.1        36.6
                       ----------- ----------- ----------- -----------
Total revenues             $291.3      $223.9      $951.5      $750.8
                       =========== =========== =========== ===========


                               Table 21
                    Quarterly Segment Pretax Income
                      From Continuing Operations
                             (in millions)

          12/31    9/30    6/30   3/31  12/31    9/30    6/30   3/31
           2004    2004    2004   2004   2003    2003    2003   2003
          ------ ------- ------- ------ ------ ------- ------- ------
Towns &
 Resorts   $24.7   $31.8   $34.4   $9.1  $13.2   $32.1   $23.0  $12.4
Commercial
 real
 estate     18.0     2.9     1.0    1.1    5.4    (1.5)  (11.5)   2.9
Land sales  16.5    11.6    10.3   18.8   33.2    14.8    12.8   17.6
Forestry     2.1     1.9     2.4    2.7    2.3     1.6     2.2    1.9
Corporate
 and other (17.0)  (13.6)  (11.9) (11.5) (11.6)  (11.9)  (10.7)  (8.1)
          ------ ------- ------- ------ ------ ------- ------- ------
Pretax
income
from
continuing
operations $44.3   $34.6   $36.2  $20.2  $42.5   $35.1   $15.8  $26.7
          ====== ======= ======= ====== ====== ======= ======= ======


    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the year ended December 31, 2004 and discuss guidance for 2005 on Wednesday, February 2, 2005, at 10:00 a.m., Eastern Time.
    To participate in the call, please phone 800-553-0358 (for domestic calls from the United States) or 612-332-0802 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800-475-6701 (domestic) or 320-365-3844 (international) using access code 766874. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new product for sale;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2003 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- adverse changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- adverse weather conditions or natural disasters and the impact on future demand in Florida; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2005, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown,"
"SouthWood," "SummerCamp," "Victoria Park," "WaterColor,"
"WaterSound," "WindMark," and the "taking flight" design are service marks of The St. Joe Company.


    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 or
             JOE Investor Contact: Steve Swartz, 904-301-4347